Exhibit 23.1
CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion, in Form SB-2, of our report on the financial statements of Homeland Energy Solutions, LLC as of the period ended April 30, 2006, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (December 7, 2005) to April 30, 2006 in Pre-Effective Amendment No. 4 to Form SB-2 Registration Statement of Homeland Energy Solutions, LLC dated on or about November 30, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.
Eide Bailly LLP
Sioux Falls, South Dakota
November 30, 2006